Exhibit (c)(7)

                            McNeil Partners, L.P.
                         13760 Noel Road, Suite 700
                              Dallas, TX  75240

                                        September 17, 1995

          PERSONAL AND CONFIDENTIAL

          Carl C. Icahn
          High River Limited Partnership
          90 South Bedford Road
          Mt. Kisco, New York 10549

                     Reference is made to that certain Letter
          Agreement dated August 24, 1995 among High River Limited Partnership ("High River"), Carl C. Icahn and McNeil Partners, L.P. ("McNeil Partners") (the "August 24 Letter Agreement"), as amended by those certain Letter Agreements dated September 7, 1995, September 12, 1995 and September 15, 1995 (the "September 15 Letter Agreement") among High River, Carl C. Icahn and McNeil Partners.

                    Pursuant to paragraph 2 of the September 15
          Letter Agreement, McNeil Partners hereby directs High River to extend each of the expiration dates of the Offers to Purchase (as defined in the August 24 Letter Agreement) until October 2, 1995. As you know, pursuant to paragraph 2 of the September 15 Letter Agreement, High River is required to issue a press release announcing such extensions no later than tomorrow.

                                        Sincerely,

                                        McNeil Partners, L.P.

                                        By:  McNeil Investors, Inc., its
                                             general partner

                                             By:   /s/ Donald K. Reed
                                                  Donald K. Reed
                                                  President